Exhibit 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors

Walter Investment Management Corp.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Walter Investment Management Corp. of our report dated October 15, 2012 on the consolidated financial statements of Reverse Mortgage Solutions, Inc included in this Current Report on Form S-3 as of, and for the year ended, December 31, 2011 and 2010 appearing in the Current Report on Form 8-K of Walter Investment Management Corp. filed on October 15, 2012.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McConnell and Jones, LLP

McConnell and Jones, LLP

Houston, Texas

February 13, 2013

3040 Post Oak Blvd., Suite 1600 Houston, TX 77056 Phone: 713.968.1600 Fax: 713.968.1601

WWW.MCCONNELLJONES.COM